Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S‑8 of Maui Land & Pineapple Company, Inc., filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated March 31, 2025 relating to our audits of the consolidated balance sheets of Maui Land & Pineapple Company, Inc. and its subsidiaries at December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two‑year period ended December 31, 2024, all included in the Annual Report on Form 10-K of Maui Land & Pineapple Company, Inc. filed with the Securities and Exchange Commission.

/s/ Accuity LLP

Honolulu, Hawaii
April 8, 2025